Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Phoenix Autocallable Securities linked to the common stock of American Tower Corporation due July 9, 2018	$2,222,450.00	$303.14
Trigger Phoenix Autocallable Securities linked to the common stock of Occidental Petroleum Corporation due July 9, 2018	$3,189,570.00	$435.06
Trigger Phoenix Autocallable Securities linked to the common stock of Walgreen Co. due July 9, 2018	$2,860,000.00	$390.10

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $2,222,450 linked to the common stock of American Tower Corporation due July 9, 2018

UBS AG $3,189,570 linked to the common stock of Occidental Petroleum Corporation due July 9, 2018

UBS AG $2,860,000 linked to the common stock of Walgreen Co. due July 9, 2018

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the common stock of a specific company (the “underlying stock”). UBS will pay a monthly contingent coupon payment if the closing price of the underlying stock on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month. UBS will automatically call the Securities early if the closing price of the underlying stock on any observation date (monthly, beginning after 1 year) is equal to or greater than the initial price. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that month and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the final price of the underlying stock is equal to or greater than the trigger price (which is the same price as the coupon barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the final price of the underlying stock is less than the trigger price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying stock over the term of the Securities and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a monthly contingent coupon payment if the closing price of the underlying stock on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that month if the closing price of the underlying stock on any observation date (monthly, beginning after 1 year) is greater than or equal to the initial price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the price of the underlying stock does not close below the trigger price on the final valuation date, UBS will repay your principal amount per Security at maturity. If the price of the underlying stock closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying stock from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	July 2, 2013
Settlement Date	July 8, 2013
Observation Dates*	Monthly (callable after 1 year) (see page 4)
Final Valuation Date*	July 2, 2018
Maturity Date*	July 9, 2018

*	Subject to postponement in the event of a market disruption event as described in the Trigger Phoenix Autocallable Optimization Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-16 OF THE TRIGGER PHOENIX AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These terms relate to three separate Securities we are offering. Each of the three Securities is linked to the common stock of a different company and each of the three Securities has its own contingent coupon rate, initial price, trigger price and coupon barrier. Each of the Securities is offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of the other Security.

Underlying Stocks	Stock Ticker	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Common stock of American Tower Corporation	AMT	7.00% per annum	$72.17	$43.30, which is 60.00% of the Initial Price	$43.30 which is 60.00% of the Initial Price	90271L205	US90271L2051
Common stock of Occidental Petroleum Corporation	OXY	8.00% per annum	$90.57	$62.49, which is 69.00% of the Initial Price	$62.49, which is 69.00% of the Initial Price	90271L221	US90271L2218
Common stock of Walgreen Co.	WAG	8.00% per annum	$44.46	$30.68, which is 69.00% of the Initial Price	$30.68, which is 69.00% of the Initial Price	90271L213	US90271L2135

The estimated initial value of the Securities as of the trade date is (i) $9.460 for Securities linked to the common stock of American Tower Corporation, (ii) $9.560 for Securities linked to the common stock of Occidental Petroleum Corporation and (iii) $9.563 for Securities linked to the common stock of Walgreen Co. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 8 and 9 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement relating to the Securities, dated January 13, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of American Tower Corporation	$2,222,450	$10.00	$55,561.25	$0.25	$2,166,888.75	$9.75
Securities linked to the common stock of Occidental Petroleum Corporation	$3,189,570	$10.00	$79,739.25	$0.25	$3,109,830.75	$9.75
Securities linked to the common stock of Walgreen Co.	$2,860,000	$10.00	$71,500.00	$0.25	$2,788,500.00	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated July 2, 2013

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TPAOS Product Supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011468/d281730d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “TPAOS product supplement” mean the UBS product supplement, dated January 13, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦	You believe the closing price of the underlying stock will be equal to or greater than the coupon barrier on the specified observation dates (including the final valuation date).

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your potential return is limited to the contingent coupon payments specified in this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are willing to invest in the Securities based on the applicable trigger price and coupon barrier specified on the first page of this pricing supplement.

♦	You are willing to forgo dividends paid on the underlying stock and you do not seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦

You believe that the price of the underlying stock will decline during the term of the Securities and is likely to close below the coupon barrier on the specified observation dates and below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are unwilling to invest in the Securities based on the applicable trigger price and coupon barrier specified on the first page of this pricing supplement.

♦	You prefer to receive the dividends paid on the underlying stock and you do seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Securities.

Final Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term(1)	Approximately 5 years, unless called earlier.
Underlying Stock	The common stock of a specific company, as indicated on the first page of this pricing supplement.
Contingent Coupon

If the closing price of the underlying stock is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 5).

If the closing price of the underlying stock is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 5).

The contingent coupon will be a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount for each Security that would be applicable to each observation date on which the closing price of the underlying stock is greater than or equal to the coupon barrier. The table below reflects the contingent coupon rate of (i) 7.00% per annum for Securities linked to the common stock of American Tower Corporation, (ii) 8.00% per annum for Securities linked to the common stock of Occidental Petroleum Corporation and (iii) 8.00% per annum for Securities linked to the common stock of Walgreen Co. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Security)

American Tower Corporation	Occidental Petroleum Corporation	Walgreen Co.
$0.0583	$0.0667	$0.0667

Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying stock is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is (i) 7.00% per annum for Securities linked to the common stock of American Tower Corporation, (ii) 8.00% per annum for Securities linked to the common stock of Occidental Petroleum Corporation and (iii) 8.00% per annum for Securities linked to the common stock of Walgreen Co.

Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying stock on any observation date (monthly, beginning July 2, 2014) is equal to or greater than the initial price.

If the Securities are called on any observation date (monthly, beginning July 2, 2014), UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)

If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, for an amount equal to:

$10.00 + ($10.00 × Underlying Return)

Underlying Return	Final Price – Initial Price Initial Price
Trigger Price

A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

Coupon Barrier

A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).

Initial Price	The closing price of the underlying stock on the trade date, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Final Price	The closing price of the underlying stock on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
August 2, 2013*	August 6, 2013	April 2, 2015	April 7, 2015	December 2, 2016	December 6, 2016
September 3, 2013*	September 5, 2013	May 4, 2015	May 6, 2015	January 3, 2017	January 5, 2017
October 2, 2013*	October 4, 2013	June 2, 2015	June 4, 2015	February 2, 2017	February 6, 2017
November 4, 2013*	November 6, 2013	July 2, 2015	July 7, 2015	March 2, 2017	March 6, 2017
December 2, 2013*	December 4, 2013	August 3, 2015	August 5, 2015	April 3, 2017	April 5, 2017
January 2, 2014*	January 6, 2014	September 2, 2015	September 4, 2015	May 2, 2017	May 4, 2017
February 3, 2014*	February 5, 2014	October 2, 2015	October 6, 2015	June 2, 2017	June 6, 2017
March 3, 2014*	March 5, 2014	November 2, 2015	November 4, 2015	July 3, 2017	July 6, 2017
April 2, 2014*	April 4, 2014	December 2, 2015	December 4, 2015	August 2, 2017	August 4, 2017
May 2, 2014*	May 6, 2014	January 4, 2016	January 6, 2016	September 5, 2017	September 7, 2017
June 2, 2014*	June 4, 2014	February 2, 2016	February 4, 2016	October 2, 2017	October 4, 2017
July 2, 2014	July 7, 2014	March 2, 2016	March 4, 2016	November 2, 2017	November 6, 2017
August 4, 2014	August 6, 2014	April 4, 2016	April 6, 2016	December 4, 2017	December 6, 2017
September 2, 2014	September 4, 2014	May 2, 2016	May 4, 2016	January 2, 2018	January 4, 2018
October 2, 2014	October 6, 2014	June 2, 2016	June 6, 2016	February 2, 2018	February 6, 2018
November 3, 2014	November 5, 2014	July 5, 2016	July 7, 2016	March 2, 2018	March 6, 2018
December 2, 2014	December 4, 2014	August 2, 2016	August 4, 2016	April 2, 2018	April 4, 2018
January 2, 2015	January 6, 2015	September 2, 2016	September 7, 2016	May 2, 2018	May 4, 2018
February 2, 2015	February 4, 2015	October 3, 2016	October 5, 2016	June 4, 2018	June 6, 2018
March 2, 2015	March 4, 2015	November 2, 2016	November 4, 2016	July 2, 2018	July 9, 2018

*	The Securities are not callable until the twelfth observation date, which is July 2, 2014.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.
(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying stock. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying stock is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying stock.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying stock is above the trigger price.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying stock on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying stock is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying stock — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying stock. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not accrue or receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the twelfth observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying stock’s risk of decline even though you will not participate in any potential appreciation in the price of the underlying stock. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying stock.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying stock reflects a higher expectation as of the trade date that the price of such underlying stock could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is a fixed amount, an underlying stock’s volatility can change significantly over the term of the Securities. The price of the underlying stock for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing price of the underlying stock is equal to or greater than the initial price on any observation date (monthly, beginning after 1 year). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and the issuer of such underlying stock (the “underlying stock issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying stock issuer and the underlying stock for your Securities. For additional information regarding each underlying stock issuer, please see “Information about the Underlying Stocks” and “American Tower Corporation,” “Occidental Petroleum Corporation” and “Walgreen Co.” in this pricing supplement and the respective underlying stock issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying stock issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying stock, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Single stock risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying stock; the volatility of the underlying stock; the dividend rate paid on the underlying stock; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying stock. You should be willing to accept the downside risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Securities is not the same as owning the underlying stock — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying stock may have. Furthermore, the underlying stock may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

There is no affiliation between the respective underlying stock issuers and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with any underlying stock issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with an underlying stock issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying stock and the underlying stock issuer. You, as an investor in the Securities, should make your own investigation into the underlying stock and the underlying stock issuer for your Securities. The underlying stock issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying stock issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying stock, the calculation agent may make adjustments to the initial price, the coupon barrier and trigger price applicable to such underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement or this pricing supplement as necessary to achieve an equitable result. Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of an underlying stock becomes subject to (i) a corporate event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-35 of the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock, may adversely affect the market price of the underlying stock and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger price and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying stock to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are specified on the first page of this pricing supplement; amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Initial Price:	$60.00
Contingent Coupon Rate*:	8.00% per annum (or 0.667% per month)
Contingent Coupon*:	$0.0667 per month
Observation Dates:	Monthly (callable after 1 year)
Trigger Price:	$40.80 (which is 68% of the Initial Price)
Coupon Barrier:	$40.80 (which is 68% of the Initial Price)

*	The contingent coupon rate and contingent coupon listed on the cover may be less than the amounts shown above in which case your potential return on the Securities may be less than the returns shown in the examples below.

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)

First Observation Date	$70.00 (at or above Initial Price)	$0.0667 (Contingent Coupon – Not Callable)
Second Observation Date	$55.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Third to Eleventh Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$0.6003 (Contingent Coupon)
Twelfth Observation Date	$65.00 (at or above Initial Price)	$10.0667 (Settlement Amount)
	Total Payment:	$10.8004 (8.004% total return)

Since the Securities are called on the twelfth observation date (which is approximately one year after the trade date and is the first observation date on which they are callable), UBS will pay you on the call settlement date a total of $10.0667 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.7337 received in respect of prior observation dates, UBS will have paid you a total of $10.8004 per Security for an 8.004% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Underlying Stock is at or above the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$55.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Second Observation Date	$39.50 (below Coupon Barrier;)	$0.00
Third Observation Date	$35.00 (below Coupon Barrier;)	$0.00
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$50.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.0667 (Payment at Maturity)
	Total Payment:	$10.1334 (1.334% total return)

At maturity, UBS will pay you a total of $10.0667 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.0667 received in respect of prior observation dates, UBS will have paid you a total of $10.1334 per Security for a 1.334% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Stock is below the Trigger Price

Date	Closing Price	Payment (per Security)

First Observation Date	$53.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Second Observation Date	$50.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Third Observation Date	$41.00 (at or above Coupon Barrier; below Initial Price)	$0.0667 (Contingent Coupon)
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$24.00 (below Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] =
$10.00 + [$10.00 × -60%] =
$10.00 - $6.00 =
$ 4.00 (Payment at Maturity)

	Total Payment	$ 4.2001 (-58.00% total return)

Since the Securities are not called and the final price of the underlying stock is below the trigger price, at maturity UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $0.2001 received in respect of prior observation dates, UBS will have paid you $4.2001 per Security for a loss on the Securities of 58.00%.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the final price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Included on the following pages is a brief description of each underlying stock issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying stock. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first and second calendar quarters of 2013. Partial data is provided for the third calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying stock as an indication of future performance.

Each of the underlying stocks are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each issuer of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

American Tower Corporation

According to publicly available information, American Tower Corporation (“American Tower”) is an independent owner, operator and developer of wireless and broadcast communications real estate. American Tower leases antenna space on multi-tenant communications sites to wireless service providers, radio and television broadcast companies, wireless data providers, government agencies and municipalities and tenants in a number of other industries. American Tower is a holding company and conducts its operations directly and indirectly through its subsidiaries and joint ventures. American Tower operates in three segments: domestic rental and management, international rental and management and network development services. The domestic rental and management segment is comprised of a nationwide network of communications sites that address the needs of national, regional, local and emerging communications service providers in the United States, as well as customers in a number of other industries. The international rental and management segment is comprised of communications sites in Brazil, Chile, Colombia, Germany, Ghana, India, Mexico, Peru, South Africa and Uganda. The rental and management operations includes the operation of wireless and broadcast communications towers and managed networks, rooftop management, the leasing of property interests and the installation of shared generators domestically. Information filed by American Tower with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14195, or its CIK Code: 0001053507. American Tower’s website is http://www.americantower.com. American Tower’s common stock is listed on the New York Stock Exchange under the ticker symbol “AMT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for American Tower’s common stock, based on the daily closing prices on the primary exchange for American Tower. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of American Tower’s common stock on July 2, 2013 was $72.17. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2009		3/31/2009		$32.12	$25.69	$30.43
4/1/2009		6/30/2009		$34.39	$28.06	$31.53
7/1/2009		9/30/2009		$37.63	$30.10	$36.40
10/1/2009		12/31/2009		$43.47	$35.38	$43.21
1/4/2010		3/31/2010		$44.61	$40.10	$42.61
4/1/2010		6/30/2010		$45.33	$38.86	$44.50
7/1/2010		9/30/2010		$52.11	$43.70	$51.26
10/1/2010		12/31/2010		$53.14	$49.61	$51.64
1/3/2011		3/31/2011		$56.73	$46.61	$51.82
4/1/2011		6/30/2011		$55.48	$49.52	$52.33
7/1/2011		9/30/2011		$55.21	$46.35	$53.80
10/3/2011		12/30/2011		$60.70	$52.86	$60.01
1/3/2012		3/30/2012		$64.38	$58.81	$63.02
4/2/2012		6/30/2012		$69.91	$61.62	$69.91
7/2/2012		9/28/2012		$73.07	$69.14	$71.39
10/1/2012		12/31/2012		$77.27	$71.07	$77.27
1/2/2013		3/28/2013		$79.90	$73.48	$76.92
4/1/2013		6/28/2013		$84.64	$70.44	$73.17
7/1/2013	*	7/2/2013	*	$72.17	$72.01	$72.17

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 2, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of American Tower’s common stock from January 3, 2000 through July 2, 2013, based on information from Bloomberg. The dotted line represents the coupon barrier and trigger price of $43.30, which is equal to 60.00% of the closing price on July 2, 2013. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Occidental Petroleum Corporation

According to publicly available information, Occidental Petroleum Corporation (“Occidental”) is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Occidental conducts its operations, through various oil and gas, chemical, midstream, marketing and other subsidiaries, and affiliates. Occidental operates in three business segments: Oil and Gas segment, Chemical segment and Midstream, Marketing and Other segment. The Oil and Gas segment explores for, develops and produces oil and condensate, natural gas liquids (“NGL”s) and natural gas. The Chemical segment (“OxyChem”) manufactures and markets basic chemicals and vinyls. The Midstream, Marketing and Other segment gathers, treats, processes, transports, stores, purchases and markets oil, natural gas, NGLs, condensate and carbon dioxide and power. Information filed by Occidental with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09210, or its CIK Code: 0000797468. Occidental’s website is http://www.oxy.com. Occidental’s common stock is listed on the New York Stock Exchange under ticker symbol “OXY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Occidental’s common stock, based on the daily closing prices on the primary exchange for Occidental. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Occidental’s common stock on July 2, 2013 was $90.57. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2009		3/31/2009		$62.16	$47.56	$55.65
4/1/2009		6/30/2009		$70.63	$54.77	$65.81
7/1/2009		9/30/2009		$79.15	$59.57	$78.40
10/1/2009		12/31/2009		$84.48	$74.33	$81.35
1/4/2010		3/31/2010		$84.54	$76.01	$84.54
4/1/2010		6/30/2010		$89.99	$77.15	$77.15
7/1/2010		9/30/2010		$82.92	$72.23	$78.30
10/1/2010		12/31/2010		$99.03	$78.63	$98.10
1/3/2011		3/31/2011		$107.37	$93.81	$104.49
4/1/2011		6/30/2011		$115.74	$96.89	$104.04
7/1/2011		9/30/2011		$108.08	$71.50	$71.50
10/3/2011		12/30/2011		$101.29	$68.58	$93.70
1/3/2012		3/30/2012		$105.46	$94.43	$95.23
4/2/2012		6/30/2012		$97.48	$77.33	$85.77
7/2/2012		9/28/2012		$91.95	$82.65	$86.06
10/1/2012		12/31/2012		$86.38	$73.59	$76.61
1/2/2013		3/28/2013		$88.68	$78.01	$78.37
4/1/2013		6/28/2013		$94.75	$78.95	$89.23
7/1/2013	*	7/2/2013	*	$90.57	$90.02	$90.57

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 2, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Occidental’s common stock from January 3, 2000 through July 2, 2013, based on information from Bloomberg. The dotted line represents the coupon barrier and trigger price of $62.49, which is equal to 69.00% of the closing price on July 2, 2013. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Walgreen Co.

According to publicly available information, Walgreen Co. (“Walgreen”) , together with its subsidiaries, operates a drugstore chain in the United States. Walgreen provides its customers with multichannel access to consumer goods and services, and pharmacy, health and wellness services in communities across America. Walgreen offers its products and services through drugstores, as well as through mail, by telephone, and via the internet. Walgreen sells prescription and non-prescription drugs, as well as general merchandise, including household products, convenience and fresh foods, personal care, beauty care, candy, photofinishing and seasonal items. Its pharmacy services include retail, specialty, infusion and respiratory services, mail service, convenient care clinics and worksite clinics. Walgreen’s Take Care Health Systems subsidiary is a manager of worksite health centers and in-store convenient care clinics, with more than 700 locations throughout the United States. Information filed by Walgreen with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00604, or its CIK Code: 0000104207. Walgreen’s website is http://www.walgreens.com. Walgreen’s common stock is listed on the New York Stock Exchange under the ticker symbol “WAG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying stock. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying stock.

Historical Information

The following table sets forth the quarterly high and low closing prices for Walgreen’s common stock, based on the daily closing prices on the primary exchange for Walgreen. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Walgreen’s common stock on July 2, 2013 was $44.46. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/2/2009		3/31/2009		$28.16	$21.50	$25.96
4/1/2009		6/30/2009		$31.72	$26.50	$29.40
7/1/2009		9/30/2009		$37.47	$28.70	$37.47
10/1/2009		12/31/2009		$40.37	$36.61	$36.72
1/4/2010		3/31/2010		$37.49	$33.29	$37.09
4/1/2010		6/30/2010		$37.83	$26.49	$26.70
7/1/2010		9/30/2010		$33.81	$26.36	$33.50
10/1/2010		12/31/2010		$39.48	$33.11	$38.96
1/3/2011		3/31/2011		$43.34	$39.21	$40.14
4/1/2011		6/30/2011		$45.18	$40.38	$42.46
7/1/2011		9/30/2011		$44.14	$32.53	$32.89
10/3/2011		12/30/2011		$35.34	$30.74	$33.06
1/3/2012		3/30/2012		$34.80	$32.63	$33.49
4/2/2012		6/30/2012		$35.93	$28.99	$29.58
7/2/2012		9/28/2012		$36.60	$29.61	$36.44
10/1/2012		12/31/2012		$37.55	$32.16	$37.01
1/2/2013		3/28/2013		$47.68	$37.18	$47.68
4/1/2013		6/28/2013		$50.90	$44.20	$44.20
7/1/2013	*	7/2/2013	*	$44.46	$44.34	$44.46

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2013 includes data for the period from July 1, 2013 through July 2, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2013.

The graph below illustrates the performance of Walgreen’s common stock from January 3, 2000 through July 2, 2013, based on information from Bloomberg. The dotted line represents the coupon barrier and trigger price of $30.68, which is equal to 69.00% of the closing price on July 2, 2013. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying stock. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than with respect to a contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. In addition, any contingent coupon that is paid by UBS (including on the maturity date or upon automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the TPAOS product supplement including possible treatment as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Code (to the extent the issuer of any underlying stock were treated as a “pass-thru entity”), as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In regard to the constructive ownership rules, we will not attempt to ascertain whether the issuer of any underlying stock would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code. You should refer to information filed with the Securities and Exchange Commission or the equivalent governmental authority by such entities and consult with your tax advisor regarding the possible consequences to you if any such entity is or becomes a pass-thru entity.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

We will not attempt to ascertain whether the issuer of any of the underlying stock would be treated as a “United States real property holding corporation” within the meaning of section 897 of the Internal Revenue Code of 1986, as amended (the “Code”). We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in section 897 of the Code. If the issuer of the underlying stock or the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. Holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying stock as a United States real property holding corporation or the Securities as United States real property interests.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupon payments is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent coupon payments made to a Non-U.S. Holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this final pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 8 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 8 and 9 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.